NOVAMED APPOINTS THOMAS S. HALL TO SERVE AS CHAIRMAN OF THE BOARD

CHICAGO (February 27, 2007) - NovaMed, Inc. (Nasdaq: NOVA) today announced that its board of directors has appointed existing President and Chief Executive Officer and current board member Thomas S. Hall to serve as its Chairman. Mr. Hall replaces Robert J. Kelly who served as non-executive Chairman since 2005. Mr. Kelly will serve as Lead Director of the board.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 37 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

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CONTACT
Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com